UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2017

1PM INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

333-203276	47-3278534
(Commission File No.)	(IRS Employer Identification No.)

312 S. Beverly Drive #3104, Beverly Hills, California
(Address of principal executive offices) (zip code)

(424) 253-9991
(Registrant’s telephone number, including area code)

_____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 3.02. Unregistered Sales of Equity Securities.

On May 22, 2017, the Company issued 24,557,492 shares of its common stock to JSJ in exchange for $13,506.62 of principal balance of the $55,000 Convertible Note. The remaining balance on the note is approximately $4,621.21.

Item 8.01. Other Events.

The Company acquired NG Advisors from its members on February 23, 2017. As part of the acquisition, the members of NG Advisors didn’t receive any additional stock or cash from the transaction. The members already were the majority shareholders of the Company and owned 100% Series F Preferred Stock (held by Wade Billington Partners). As a private company, the profits of NG Advisors and consulting operations were distributed to its members in accordance to the operating agreements.

As part of finalizing the acquisition; however, the members will no longer will be receiving the profits from NG Advisors or the related consulting operations. Instead, going forward the holders of the Series F Preferred Stock shall be entitled to monthly distributions of $130,000 per month from the profits from the consulting operations. If there are no monthly operational profits from NG Advisors or the consulting business than no distribution shall be made to the Series F shareholders. No officer or director receives a salary from the Company; however, the Company may create bonuses based on performance for its officers and/or directors.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1PM Industries, Inc.

Dated: May 24, 2017	By:	/s/ Joseph Wade
	Name:	Joseph Wade
	Title:	CEO

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